Exhibit 2.2

FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of September 27, 2024, is entered into by and between Northern Revival Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), and Braiin Limited, an Australian public company limited by shares (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the BCA (as defined below).

RECITALS

WHEREAS, on March 20, 2023, (i) SPAC; (ii) the Company; (iii) Braiin Holdings Ltd., a Cayman Islands exempted company (“PubCo”), (iv) Norther Revival Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”), and (v) the “Sellers” party thereto, entered into the Business Combination Agreement (as amended and restated by that certain Amended and Restated Business Combination Agreement dated as of October 1, 2023, and as further amended, restated or otherwise modified, the “BCA”); and

WHEREAS, in accordance with Section 12.10 of the BCA, the parties hereto desire to amend the terms of the BCA as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to Section 1.01 of the BCA. Section 1.01 of the BCA is hereby amended to delete the following defined terms in their entirety: “PowerTec”; “PowerTec Consideration”;

Section 2. Additional Amendments to Section 1.01 of the BCA. The following defined terms in Section 1.01 of the BCA are hereby amended and restated in their entirety as set forth below:

“Company Convertible Security” or “Company Convertible Securities” means Convertible Notes, the SAFEs and the Vega Consideration.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. For the avoidance of doubt, the term “Subsidiary” in this Agreement shall also refer to Vega and its subsidiaries, entities which will be Subsidiaries of the Company as of the Closing.

Section 3. Amendment to Section 4.06(c) of the BCA. Section 4.06(c) of the BCA is hereby amended and restated in its entirety as set forth below:

“(c) All of the outstanding equity of each direct and indirect Subsidiary is owned, or, in the case of Vega, will be owned prior to the Effective Time, by the Company. The capitalization of each Subsidiary is set forth on Schedule 4.02. The equity of each Subsidiary (i) has been duly authorized and validly issued and allotted and are fully paid and, (ii) was issued in compliance in all material respects with applicable Law, (iii) was not issued in breach or violation of any preemptive rights or Contract, and (iv) is fully vested. Except as set forth in this Section 4.06(c), there are no other equity interests of any direct or indirect Subsidiary authorized, reserved, issued or outstanding.”

Section 4. Amendment to Section 4.07(a) and (c) of the BCA. Sections 4.07(a) and (c) of the BCA are hereby amended and restated in their entirety as set forth below:

“(a) Attached as Schedule 4.07 are: (a) (i) the audited financial statements of Raptor 300 for the years ended June 30, 2022 and 2021, together with the auditor’s reports thereon and (ii) the audited financial statements of the Subsidiaries that currently comprise Vega for the years ended June 30, 2022 and 2021 (the “Audited Financials”) and (b) the audited balance sheets of the Company and each Subsidiary (or the Subsidiaries which currently comprise such entity) as of December 31, 2022 (the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial position, results of operations, income (loss), changes in equity and cash flows as of the dates and for the periods indicated in such Financial Statements (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments).”

“(c) Akhil Sobti, Chartered Accountant, the auditor for the financial statements for each of the Subsidiaries which comprise Vega, is an independent registered public accounting firm as required by the Securities Act and registered with the AICPA.”

Section 5. Amendment to Section 10.02(e) of the BCA. Sections 10.02(e) of the BCA is hereby amended and restated in its entirety as set forth below:

“(e) [Reserved].”

Section 6. References to and Effect on the BCA. Except as expressly amended by this Amendment, all of the terms, conditions and other provisions of the BCA shall continue to be in full force and effect in accordance with their respective terms. No reference to this Amendment need be made in any instrument or document making reference to the BCA, and any reference to the BCA in any such instrument or document shall be deemed to refer to the BCA as amended by this Amendment.

Section 7. Miscellaneous. Article XII (Miscellaneous) of the BCA shall apply to this Amendment to the same extent as if set forth herein, mutatis mutandis.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

NORTHERN REVIVAL ACQUISITION CORPORATION

By:	/s/ Aemish Shah
Name :	Aemish Shah
Title:	CEO

BRAIIN HOLDINGS LTD.

By:	/s/ Aemish Shah
Name :	Aemish Shah
Title:	Director

NORTHERN REVIVAL SPONSOR LLC

By:	/s/ Aemish Shah
Name :	Aemish Shah
Title:	Manager

BRAIIN LIMITED

By:	/s/ Natraj Balasubramanian
Name :	Natraj Balasubramanian
Title:	Chief Executive Officer

/s/ Natraj Balasubramanian
Natraj Balasubramanian

/s/ Jay Stephenson
Jay Stephenson

Signature Page to First Amendment to Amended and Restated Business Combination Agreement

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